AIRCRAFT OPERATING AGREEMENT

     THIS AIRCRAFT OPERATING AGREEMENT dated as of July 5, 1996 (this "Agreement") is made by and between AMERISTAR CASINOS, INC., a Nevada corporation ("Ameristar") and GEM AIR, INC., a Nevada corporation
("Gem Air").

                                RECITALS


     A. Gem Air and Ameristar (each an "Owner") own, as tenants in common, the Aircraft described on Exhibit "A" attached hereto and incorporated herein by this reference.

     B. Ameristar and Gem Air desire to set forth their agreements with respect to the maintenance and operation of the Aircraft as more particularly set forth below.

                               AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and intending to be legally bound hereby, Ameristar and Gem Air hereby agree as follows:

1.   AGREEMENTS AS TO THE OPERATION OF THE AIRCRAFT

     1.1     Operational Control:

             (a) Ameristar will exercise operational control of the Aircraft. As used in this Agreement, "operational control" shall have the meaning provided in the FAA's regulations, 14 C.F.R. Subchapter A, Part 1, Section 1.1.

             (b) In furtherance of the provisions of Section 1.1(a), the Captain of the Aircraft shall be an employee of Ameristar, shall be designated by Ameristar and shall at all times be subject to Ameristar's direction and control. The Captain of the Aircraft shall have complete discretion concerning preparation of the Aircraft for flight, the load carried and its distribution, whether or not a flight shall be undertaken or abandoned once undertaken, any deviation from the proposed route, where landing shall be made, and all other matters relating to the operation of the Aircraft.

     1.2     Operation:  Each Owner shall:

             (a) not request that the Captain use the Aircraft in any manner contrary to any recommendation of the manufacturers of the Aircraft, any Engine or any Part of any recommendation, regulation or ruling of the FAA or for any purpose for which the Aircraft is not designed or reasonably suitable; provided that FAA requirements will control over any directions from Ameristar;

             (b) not accept payment for the use of the Aircraft of take any action with respect to the use of operation of the Aircraft that reasonably may be expected to cause the operations of the Aircraft to fail to comply with the requirements of 14 C.F.R.
                  Section 91.501.

             (c)  not use the Aircraft for the carriage of:

                  (i) whole animals living or dead except in the cargo compartments according to I.A.T.A. regulations, and except domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animals;

                  (ii) acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted for passenger aircraft under the "Restriction of Goods"
                        schedule issued by I.A.T.A. from time to time and provided that all the requirements for packaging or otherwise contained therein are fulfilled; or

                  (iii) any other goods, materials or items of cargo which could reasonably by expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances;

             (d) not cause the Aircraft to proceed to, or remain at, any location which is for the time being the subject of a prohibition order (or any similar order or directive) by:

                  (i)   any Governmental Entity of the State of Registration; or

                  (ii) any Governmental Entity of the country in which such location is situated;

                  (iii) any Governmental Entity having jurisdiction over
                        Ameristar or the Aircraft;

             (e) use the Aircraft only in accordance with applicable Federal, state and local law; and

             (f) not permit the Aircraft to fly or to be transported outside of the forty-eight (48) contiguous states of the United States of America without the other Owner's prior consent and without proper documentation for such a flight.


     1.3     Use of Aircraft:

             (a) Except as provided in Section 1.3(b), the Aircraft shall be used only as directed by Ameristar or Ameristar's authorized representative in connection with Ameristar's business, including business related entertainment. Ameristar shall have the right to reserve the use of the Aircraft by telephonic, telefacsimile or written notice to Steven W. Rebeil of Gem Air.

             (b) At any time when Ameristar is not using the Aircraft for business purposes, subject to reasonable advance notice given to Ameristar, each Owner shall have the right to use the Aircraft (including the calling of the Aircraft from a location away from its base of operations) and to cause the Aircraft to be available for the carriage of such Owner's guests; provided, however,

                  (i) Neither party shall charge any fee, assessment or other charge for such carriage; and

                  (i) Neither party shall use the Aircraft (except as permitted under Section 1.3(a) hereof) if such use reasonably could be expected to interfere with Ameristar's use of the Aircraft based on Ameristar's expected use of the Aircraft or any reservation that Ameristar shall have made for use of the Aircraft; provided, further, if Ameristar fails to use the Aircraft within two hours after the time reserved with any such reservation, then such reservation shall have no further force or effect.

2.     MAINTENANCE.

       Ameristar, with the advice and consultaion of Gem Air, shall have full control and responsibility for the maintenance and servicing of the Aircraft. Ameristar shall be responsible for all bookkeeping with respect to the Aircraft. However, Gem Air may cause regularly scheduled maintenance and servicing of the Aircraft to be performed at the cost of Ameristar if such maintenance is not completed within a reasonable time after the date when such maintenance is required to be completed; provided, however, that Gem Air shall not cause such maintenance to be commenced or performed unless Ameristar fails to commence to cure such failure within five (5) days after written notice from Gem Air.

3.     INSURANCE.

       Ameristar shall purchase such insurance for the Aircraft as Ameristar, in the good faith exercise of its discretion, determines is appropriate, including liability insurance insuring both Ameristar and Gem Air and casualty insurance covering the Aircraft.

4.     SALE AND ENCUMBRANCE OF THE AIRCRAFT.

       4.1   Sale of the Aircraft.

             (a) If any Owner (the "Assigning Owner") proposes to sell, transfer, or otherwise assign ("Assign") all or any portion of its interest in the Aircraft (the "Interest") for consideration, it shall give written notice thereof to the other Owner (the "Non-Assigning Owner"); provided, however, this section 4.1(a) shall be inapplicable to any bona fide collateral assignment of any Interst and to any proposal to Assign an Interest to a wholly-owned subsidiary of an Owner. Promptly after the Non-Assigning
Owner receives such a notice, the Assigning Owner and the Non-Assigning Owner shall meet and confer with respect to the sale of the Aircraft from the Assigning Onwer to the Non-Assigning Owner. Each Owner shall negotiate in good faith in respect to such sale; provided, however, neither Owner shall have any obligation to sell its Interest or to purchase the other Owner's Interest. If the Owners are unable to agree on the sale of the Assigning Owner's Interest to the Non-Assigning Owner within thirty (30) days after such notice, then the Non-Assigning Owner shall use its good faith efforts to market the Aircraft and to consummate a sale of the Aircraft at a reasonable price. The Assigning Owner and the Non-Assigning Owner shall each use its good faith effort to cooperate with the other Owner in connection with the marketing and sale of the Aircraft and shall execute and deliver to the other Owner, if necessary, such further instruments as may be necessary to consummate such sale.

            (b) Upon the sale of the Aircraft, the affairs of the owner with respect to the Aircraft shall be wound up and liquidated. The net proceeds available to the owners after the sale of the Aircraft shall be applied in the following order of priority:

                  (i) To the payment of debts and liabilities pertaining to the Aircraft.

                  (ii) To the setting up of any reserves which may be reasonable and necessary for any contingent or unforeseen liability or obligations of Owner which relate directly to the Aircraft.

                  (iii) The balance of any proceeds shall be paid out and
                        distributed among the Owners in accordance with their ownership interests in the Aircraft. In the event the proceeds of the sale of the Aircraft consist of a promissory note, each Owner shall be entitled to receive that portion of each installment payment, and the final payment, in accordance with its ownership interest in the Aircraft. An independent escrow agent shall be the party who shall retain the original promissory note and shall be entitled to collect and distribute payments thereon. If the maker under the promissory note shall be in default thereof, Ameristar and Gem Air is authorized to take all steps necessary to enforce such promissory note and all remedies with respect thereto.

           (c) Other than as specifically provided in this Agreement, no Owner shall voluntarily, involuntarily or by operation of law Assign, encumber or pledge its ownership Interst in the Aircraft, or any part thereof, nor enter into any agreement as a result of which any person, firm or corporation may own an Interest in the Aircraft, except upon the prior written consent of the Owner.

     4.2 Encumbrance of the Aircraft. Ameristar shall be the Owner with authority to negotiate additional or replacement financing for the Aircraft; provided, however, neither party shall pledge, collaterally assign, hypothecate or encumber the Aircraft or any interest in the Aircraft for a purpose unrelated to the Aircraft or refinancing of the Aircraft. If Ameristr determines, in the good faith exercise of its business judgment, that obtaining additional or replacement financing for the Aircraft would be beneficial, then Ameristar may negotiate and obtain such financing on behalf of both Owners on terms and conditions satisfactory to Ameristar in the good faith exercise of its business judgment. If Ameristar negotiates such financing, then each Owner shall execute and deliver to the other Owner or any third party, if necessary, such further instruments, including without limitation, documents evidencing such additional or replacement financing or securing such additional or replacement financing with a security interest in the Aircraft, and will take such other actions as Ameristar reasonably may request in order to consummate such additional or replacement financing.

5.     PAYMENT OF COSTS.

       5.1 Gem Air shall pay or reimburse Ameristar for any and all variable costs of Gem Air's use of the Aircraft, including, without limitation, with respect to each and every flight by or at the direction of Gem Air, Gem Air's agent or Gem Air's guests, for the costs of the following items:

             (a) Fuel, oil, lubricants, and other additives utilized in such flights;
             (b) Travel expenses of the crew, including food, lodging and ground transportation;
             (c) Hangar and tie-down costs away from the aircraft's base of operation;
             (d)   Landing fees, airport taxes, and similar assessments
                   away from the Aircraft's base of operations;
             (e)   Customs, foreign permits, and similar fees directly
                   related to the flight;
             (f)   Passenger ground transportation; and
             (g) Additional cost of flight planning and weather contract services attributable to the specific flight only.

Gen Air shall also pay or reimburse Ameristar for any costs or expenses that arise from (i) any lien, encumbrance or security interests affecting the Aircraft that (A) has been caused by Gem Air or that results from or relates to Gem Air's partial ownership of the Aircraft and (B) has not been approved by Ameristar in a written instrument delivered to Gem Air; (ii) the negligence or willful misconduct of Gem Air or any of its employees; (iii) any failure of the Aircraft or any Owner of the Aircraft or any other person to comply with any Federal Aviation Regulation to the extent that such failure results from any direction given by Gem Air to any person, or any action or ommission on the part of Gem Air; or (iv) any breach by Gem Air of any of its obligations hereunder.

       5.2 Except as provided in Section 5.1, Ameristar shall pay all fixed and variable costs of the operation and maintenace of the aircraft, including, without limitation, any debt service payments on debt existing as of the date hereof that is secured by the Aircraft and insurance premiums, taxes and salaries and benefits for the Aircraft crew.

6.     MISCELLANCEOUS

       6.1 This Agreement and all rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

       6.2 This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

      6.3 From time to time, each party will execute and deliver to the other party, if necessary, such further instruments and will take such other action as such other party reasonably may request in order to discharge and perform its obligations and agreements under this Agreement.

      6.4 If any provision of this Agreement or the application thereof to any party or circumstance shall, to any extent by helf invalid or unenforceable, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby.

      6.5 In the event that any Owner refers this Agreement to an attorney in order to enforce its rights or remedies hereunder, then the prevailing person in any controversy, litigation, arbitration or similary proceedings shall be entitled in addition to any relief granted in connection therewith, to an award of its attorney's fees and other costs and expenses incurred in connection therewith.

      IN WITNESS WHEREOF, the parties hereho have agreed to the foregoing terms and conditions.


                                     AMERISTAR CASINOS, INC., a Nevada
                                     corporation


                                     By:       /s/ Brian E. Katz
                                     Name:         Brian E. Katz
                                     Title:        Sr. Vice President


                                     GEM AIR, INC., a Nevada corporation


                                     By:       /s/ Steven W. Rebeil
                                     Name          Steven W. Rebeil
                                     Title         President



                                    EXHIBIT "A"


                                    The Aircraft

1982 Cessna Citation ISP, Serial No. 501-0236, FAA No. 711VF; left engine, Pratt & Whitney PCE 77371, right engine, Pratt & Whitney PCE 77375.